Exhibit 26n1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-214404 of Allstate Life of New York Variable Life Separate Account A (the “Account”) on Form N-6 of our report dated March 3, 2017, relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company of New York, and to the use of our report dated March 31, 2017 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the references to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
July 14, 2017